Exhibit 99.0

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

Mattel Announces Creation of ‘Mattel Brands’ Division

— Toymaker Consolidates Girls and Boys/Entertainment Business Units;

Adds Head of International —

EL SEGUNDO, Calif., February 28, 2003 – Robert A. Eckert, chairman and chief executive officer of Mattel, Inc., [NYSE:MAT] announced today the consolidation of its Girls and Boys/Entertainment business units into one division, renamed Mattel Brands. The new global division includes the Barbie® and Hot Wheels® mega brands, as well as licensed entertainment properties.

“The creation of the Mattel Brands business unit is a continuation of our ‘one Mattel’ approach to doing business, eliminating redundancies within the organization and, most importantly, fostering an environment of best practice sharing,” said Eckert.

Former Boys/Entertainment division president, Matt Bousquette, has been promoted to president of Mattel Brands and will head the newly created business unit. The creation of the Mattel Brands business unit will result in the streamlining and consolidating of redundant activities that support the Girls and Boys/Entertainment divisions, with the elimination of approximately five percent of executive level positions, including the position of president of the Girls division.

“These decisions are always difficult and this was no exception,” said Eckert. “I want to thank Adrienne Fontanella for her contribution over the past three years as president of the Girls division, including extending the Barbie® brand through licensing and entertainment and introducing innovative new brands, like ello™.”

Additionally, Pleasant Company will be separated from the previous Girls division, resulting in Ellen Brothers, executive vice president of Mattel and president of Pleasant Company since July 2000, joining Mattel’s senior management team reporting directly to the chief executive officer. There will be no organizational changes to the Infant and Preschool division, which continues under the leadership of Neil Friedman, president of Fisher-Price brands.

As part of the reorganization, Bryan Stockton, executive vice president of Business Planning and Development since November 2000, will be promoted to executive vice president of International, assuming part of Bousquette’s previous responsibility. The newly created international position will report directly to the chief executive officer. The current position of executive vice president of Business Planning and Development will be eliminated and the position’s responsibilities will be divided between the new Mattel Brands business unit and Chief Financial Officer Kevin Farr’s organization.

“I want to congratulate Matt, Bryan, Ellen and Kevin on their new responsibilities,” said Eckert. “I am confident in their abilities to execute these organizational changes in a manner that fulfills our original three strategies of building brands, cutting costs and developing people which will ultimately help us achieve our vision of being the World’s Premier Toy Brands for Today and Tomorrow.”

About Mattel

Mattel, Inc. is the world’s largest toy company and the leader in the design, manufacture and marketing of toys. The company’s best-selling brands include Barbie®, Hot Wheels®, Fisher-Price® and American Girl®. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world. The company’s corporate Web site can be found at www.mattel.com.

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